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Supporting Material
To Our
December 20, 2012
Conference Call

COMPANY CONFIDENTIAL

COMPANY CONFIDENTIAL Supporting Material

To Our

December 20, 2012

Conference Call

Introduction

At the outset of our December 20, 2012 conference call, you inquired as to whether we had materials for your reference, and our response was that we believed our publicly released information spoke for itself.

True enough. We pride ourselves on the fullness of our disclosure, and our culture of transparency.

However, we felt, upon the conclusion of that conference call, that furnishing you with such materials would have better facilitated a full understanding of Pro-Dex – with a focus on our new strategy: its articulation, implementation and execution.

We also are furnishing you with information regarding (a) Pro-Dex shareholder value during the tenure of our current Board nominees, (b) Mike Berthelot’s background and (c) the peer group of companies identified by the independent compensation consultant we engaged in 2011.

We appreciate your consideration and analysis, and welcome further questions as you proceed. Our contact information appears at the end of this presentation.

Genesis of the New Strategy

PRO-DEX POWERED SURGICAL SOLUTIONS

In *six months*, Pro-Dex:

- Welcomed Mike Berthelot, as its new CEO;
- Adopted the new strategy;
- Implemented the strategy; and
- Announced results that exceeded expectations in the first full quarter of the strategy's execution

Genesis of the New Strategy

In six months, Pro-Dex:

oWelcomed Mike Berthelot, as its new CEO;

oAdopted the new strategy;

oImplemented the strategy; and

oAnnounced results that exceeded expectations in the first full quarter of the strategy’s execution

The Strategy Timeline – Public Transparency Throughout

PRO-DEX POWERED SURGICAL SOLUTIONS

April 2012	Mike Berthelot named CEO
May 2012	Fiscal Q3 (March 31) Results Conference Call – **Strategy Articulation**
August 2012	Update Conference Call –**Strategy Implementation**
October 2012	Fiscal Q1 (September 30) Results Conference Call – **Strategy Execution**

COMPANY CONFIDENTIAL

The Strategy Timeline – Public Transparency Throughout

?April 2012

?May 2012

?August 2012

?October 2012

?Mike Berthelot named CEO

?Fiscal Q3 (March 31) Results Conference Call – Strategy Articulation

?Update Conference Call –Strategy Implementation

?Fiscal Q1 (September 30) Results Conference Call – Strategy Execution

COMPANY CONFIDENTIAL

PRO-DEX
POWERED SURGICAL SOLUTIONS

Strategy Articulation

Focus on Sales and Capture New Business
Reduce Lead Times
Reduce Cost Structure
Increase Focus on Quality and Innovation
The Four Pillars of The New Strategy

Strategy Articulation

The Four Pillars of

The New Strategy

Strategy Articulation

Two weeks after the CEO change, we articulated the new strategy in a conference call on May 4, 2012:

1.”We will improve our sales process so that we have resources dedicated to the identification and capture of new business.”

2.”We	will focus on reducing our lead times so that we exceed customer expectations.”
3.”We	will focus on controlling our cost structure.”
4.”We	will increase our focus on quality and innovation.”

— Transcript of Conference Call, May 4, 2012 (Appendix A-2)

Strategy Implementation

As discussed in our December 20 conference call with ISS, we could not fully implement the strategy—particularly with respect to cost control—until we had completed our product manufacturing and shipping obligations to our then-largest customer late in our fiscal year ended June 2012.

One month after the beginning of fiscal 2013 and the concurrent full implementation of the strategy, we conducted a conference call to report on our progress. Excerpts follow …

Strategy Implementation

1.”…our quoting and lead activity is gaining strength. We are working on our messaging and marketing materials. With more than 35,000 medical and dental hand pieces in the market, there are few who have our experience and expertise in the field of powered surgical and dental instruments.”

2.”We are also making progress in our efforts to reduce lead time…by entering into frame contracts with our major customers. These frame contracts amount to take or pay agreements covering specified quantities over specified time periods ranging from 12 to 18 months.”

Strategy Implementation

3.”…it is clearly necessary to reduce our cost structure…we have been able to lower the manufacturing direct and overhead cost structure such that we are not required to change our historical standard cost…we have reduced the number of associates by 20% since November and instituted a 5% across the board compensation reduction for every associate.

4.”Our engineers are hard at work developing new products and improving the quality and usefulness of existing products…our ability to spread the cost of research in sealing, motor, and battery technology across the broad spectrum of products is a competitive advantage for us.”

— Transcript of Conference Call, August 6, 2012 (Appendix B-2)

Strategy Execution

We all know that one quarter does not constitute a trend, but we believe that the results for the quarter ended September 30, 2012–

the first quarter of full implementation of the new strategy –

was a good start.

Strategy Execution

?”…we believe that the first quarter of fiscal 2013 marks the beginning of the beginning of Pro-Dex’s resurgence as the focused developer and manufacturer of powered surgical instruments.”

?”… the increase in our gross margin to 36%, the highest in four consecutive quarters even while quarterly sales were the lowest over the same period.”

?”Our increased sales efforts…yield 26% aggregate sales growth when compared to last year’s first quarter without the sales to our former largest customer.”

?”…our book to bill ratio for the first quarter was 1.14, our bookings for the first three weeks of October amounted to over $3.5 million for total bookings for the first four months almost of this fiscal year of $7.5 million.”

?”In addition to this strong level of bookings we have a solid pipeline of projects that present opportunities for the future.”

— Transcript of Conference Call, October 25, 2012 (Appendix C-2)

COMPANY CONFIDENTIAL Strategy Execution – Quarterly Data Q1 FY 13Q4 FY 12Q1 FY 12Sales3,461,024$ 3,655,975$ 5,044,749$ Gross profit1,235,938$ 857,541$ 2,108,117$ 35.7%23.5%41.8%Operating income (loss)—continuing ops(51,647)$ (698,853)$ 357,391$ -1%-19%7%Pre-tax income (loss)—continuing ops(58,008)$ (706,473)$ 347,121$ Income taxes410$ (152,810)$ 1,043$ Income (loss)—continuing ops(58,418)$ (553,663)$ 346,078$ Income (loss)—discontinued ops41,574$ 10,432$ 100,240$ Net income (loss)(16,844)$ (543,231)$ 446,318$ # Shares3,279,578 3,251,850 3,251,850 EPS(0.01)$ (0.17)$ 0.14$ EBITDA140,856$ (551,101)$ 626,557$

Shareholder Value

A minority of two of the Company’s five director nominees have served on our Board for the entire five-year period noted by the AO Group in its December 27, 2012 filing with the SEC of materials being presented to ISS

Mr. Berthelot and Mr. Holder joined the Company’s board of directors on January 9, 2009 on which date the Company’s closing reverse split adjusted share price was $1.41

Based on the Company’s closing share price on December 21, 2012 of $2.02, during the tenure of Mr. Berthelot and Mr.Holder as directors shareholders have realized a $0.61, or 43.3%, increase in per share value

Michael Berthelot’s Background

• Mr. Berthelot, then Vice Chairman of TransTechnology Corporation’s board of directors, was appointed CEO of TransTechnology on December 12, 1991 and a public announcement made shortly thereafter.

• On August 13, 1992 following his filing of a slate of directors in opposition to those of the company, he was terminated from that position. Eight weeks later on October 12, 1992 following the election of his slate of directors by the shareholders, he was reappointed CEO

• On January 16, 2003 TransTechnology announced that Mr. Berthelot would be stepping down as CEO upon the completion of its restructuring program. Mr. Berthelot resigned as CEO of the company on February 24, 2003.

• The exact tenure of Mr. Berthelot’s service as CEO of TT over the period 1991 through 2003 was 11 years and 1 month across a period of 13 calendar years

Michael Berthelot’s Background

• On the date prior to the announcement that Mr. Berthelot initially became CEO of

TransTechnology, December 11, 1991, that company’s shares traded on the NYSE at $5.50.

• On the date that Mr. Berthelot’s resignation as CEO was announced, January 16, 2003, the company’s closing price on the NYSE was $9.90, an increase of $4.40 or 80%. During that same time period TransTechnology also paid shareholders $4.50 per share of dividends. The total annual rate of return to shareholders over the entire time period was approximately 11%.

• At the time of Mr. Berthelot’s resignation from the position of CEO of TransTechnology, the company traded on the NYSE under the symbol “TT”. Because following its restructuring program it no longer met the net worth and market cap listing standards of the NYSE, the company transferred to the OTC in January 2005 (two years after Mr. Berthelot had stepped down as CEO) and then listed on the AMEX in August 2006, where it trades today.

• The reference on the Company’s website as TransTechnology having been “then” a $350 million revenue multinational manufacturing company should have read “prior to its restructuring” and relates to annualized revenues from both continuing and discontinued operations. For the fiscal year ended March 31, 2001, the last fiscal year prior to the Company’s restructuring, TransTechnology reported revenues of $328 million.

Compensation Peer Group

The following companies comprise the peer group identified by the independent compensation consultant engaged by Pro-Dex in 2011

• Atrion

• Allied Motion Technologies

• CAS Medical Systems

• Pro-Dex

• Anika Therapeutics

• UTMD

• Synergetics USA

• Angeion

• iCad

• IRIS International

• Rochester Medical

• Lemaitre Vascular

• Retractable Technologies

• Endologix

• Cirrus Logic

• Bovie Medical

Appendices

Attachments accompanying this presentation are:

?Strategy Articulation – May 4, 2012 ?Press Release – Appendix A-1

?Conference Call Transcript – Appendix A-2

?Strategy Implementation – August 6, 2012 ?Press Release – Appendix B-1

?Conference Call Transcript – Appendix B-2

?Strategy Execution – October 25, 2012 ?Press Release – Appendix C-1

?Conference Call Transcript – Appendix C-2

Contact Us

We are available to you for response to any questions you may have, and ask that you do not hesitate to contact us,

as follows:

Mike Berthelot, CEO

949.769.3299 (office)

858.504.0240 (mobile)

michael.berthelot@pro-dex.com

Hal Hurwitz, CFO

949.769.3250 (office)

714.270.3344 (mobile)

hal.hurwitz@pro-dex.com

Appendix A-1

Contact: Michael J. Berthelot, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL THIRD QUARTER AND NINE MONTH RESULTS

IRVINE, CA, May 4, 2012—PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal third quarter and nine months ended March 31, 2012.

Pro-Dex, Inc. (the “Company”) reported a loss from continuing operations of $513,000, or $0.16 per diluted share, for the quarter ended March 31, 2012 compared to income from continuing operations of $909,000, or $0.28 per diluted share, in the same period of fiscal 2011. The net loss for the third quarter of fiscal 2012 was $487,000 or $0.15 per diluted share, compared to net income of $868,000 or $0.26 per diluted share in the third quarter of fiscal 2011. Sales for the quarter ended March 31, 2012 decreased 34% to $4.5 million from $6.9 million for the corresponding quarter in 2011, and decreased 21% to $13.6 million from $17.3 million for the nine months ended March 31, 2012 and 2011, respectively. For the nine months ended March 31, 2012, the net loss was $332,000, or $0.10 per diluted share, as compared to net income of $1.6 million, or $0.49 per diluted share for the corresponding period in 2011. As the Company has disclosed previously, the decrease in sales and the resulting net losses were primarily the result of the continuation of a reduction in purchases of the Company’s medical device products by its largest customer. The results from continuing operations for the 2012 and 2011 periods exclude the results of the Company’s former Astromec product line, which was sold in February 2012 as previously announced.

Gross profit for the quarter ended March 31, 2012 was $1.2 million, or 27%, compared to gross profit of $2.8 million, or 41%, for the year-ago period. For the nine months ended March 31, 2012 gross profit was $4.6 million, or 34%, compared to $7.2 million and 42%, respectively, for the corresponding nine-month period in 2011. These decreases resulted primarily from the year-over-year decrease in sales and a commensurate change in sales mix to products with lower gross margins. Also contributing to the 2012 gross margin decreases in the three-month period were reductions in manufacturing efficiencies due to the lower sales volume. In addition, higher warranty expenses contributed to the decreased gross margin in the 2012 nine-month period due to higher estimated per-unit repair costs for units that remain under warranty.

As previously announced by the Company, Mark P. Murphy, formerly the Company’s Chief Executive Officer and a director, resigned all of his positions with the Company and its subsidiary on April 20, 2012. Under the terms of the Separation Agreement entered into with Mr. Murphy, the Company agreed to pay him severance and to continue health insurance coverage for a period of one year, the aggregate cost of which was $339,000 and which was included in general and administrative expenses during the quarter ended March 31, 2012. The Company also entered into a six month consulting agreement with Mr. Murphy at a cost of $5,000 per month.

Operating expenses, which include selling, general and administrative, and research and development expenses, for the third fiscal quarter of 2012 increased 20% to $1,875,000 from $1,568,000 in the prior year’s quarter. The increase was primarily attributable to the payment of the severance costs associated with the previously noted change in chief executive officers and $58,000 of trade show and advertising expenses which were partially offset by reductions in employee related costs of $125,000. For the nine months ended March 31, 2012, operating expenses increased from the prior year’s nine month period by $330,000, or 7%. This increase was generally due to the previously noted severance costs in the third quarter of 2012, increases in advertising, trade show and travel expenses of $168,000, increased spending for small motor development of $65,000, and share-based compensation expense of $44,000, which were partially offset by reductions in website costs of $121,000 and employee related costs of $232,000.

The pre-tax loss from continuing operations was $680,000 for the quarter, compared to income from continuing operations of $1.2 million in the corresponding 2011 period.

Michael J. Berthelot, the Company’s President and Chief Executive Officer, commented, “I would like to thank Mark for all he has done for Pro-Dex over the past six years. He has left us with a strong balance sheet, a growing portfolio of new and under-development products, a solid management team and a top rate work force.”

“Our Company is at a transition point,” Mr. Berthelot continued, “We have a host of opportunities to pursue, but we must do so with care and excellence in execution. We have identified several initiatives which we believe will help us focus our resources on those actions that will provide significant and sustainable returns over both the short and long term. As we move forward we plan to emphasize the effectiveness of our sales process; our ability to exceed customer expectations for development and delivery; our commitment to innovation and quality; and, to constantly assess our cost structure.”

“I am very excited and proud to be part of Pro-Dex’s leadership team. We have a lot of hard work to do and a tight schedule within which to accomplish it, but I have confidence that our associates at every level are up to the challenge of providing sustainable value to our customers, our people and our shareholders.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company’s fiscal 2012 third quarter financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company’s website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on May 22, 2012 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering account number 286 and conference I.D. number 393235. An online archive of the broadcast will be available on the Company’s website www.pro-dex.com for a period of 365 days.

Pro-Dex, Inc., with operations in California and Oregon, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate powered surgical device drive and embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31, 2012	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$4,879,000	$4,689,000
Accounts receivable, net of allowance for doubtful accounts of $13,000 at March 31, 2012 and $7,000 at June 30, 2011	2,228,000	3,128,000
Other receivables	88,000	12,000
Inventories	3,059,000	3,703,000
Prepaid expenses	193,000	145,000
Income taxes receivable	407,000	—
Deferred income taxes	162,000	163,000

Total current assets	11,016,000	11,840,000
Property, plant, equipment and leasehold improvements, net	2,597,000	3,661,000
Real estate held for sale	733,000	—
Other assets	54,000	60,000

Total assets	$14,400,000	$15,561,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,029,000	$1,207,000
Accrued expenses	1,995,000	2,379,000
Income taxes payable	—	78,000
Current portion of bank term loan	357,000	357,000

Total current liabilities	3,381,000	4,021,000

Non-current liabilities:
Bank term loan	506,000	774,000
Deferred income taxes	162,000	163,000
Deferred rent	286,000	279,000

Total non-current liabilities	954,000	1,216,000

Total liabilities	4,335,000	5,237,000

Commitments and contingencies
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,272,350 shares issued and outstanding at March 31, 2012 and at June 30, 2011	16,817,000	16,744,000
Accumulated deficit	(6,752,000)	(6,420,000)

Total shareholders’ equity	10,065,000	10,324,000

Total liabilities and shareholders’ equity	$14,400,000	$15,561,000

PRO-DEX, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For The Three Months Ended March 31,
	2012	2011
Net sales	$4,539,000	$6,876,000
Cost of sales	3,336,000	4,082,000

Gross profit	1,203,000	2,794,000

Operating expenses:
Selling expenses	450,000	422,000
General and administrative expenses	939,000	675,000
Research and development costs	486,000	471,000

Total operating expenses	1,875,000	1,568,000

Income (loss) from continuing operations before items below	(672,000)	1,226,000

Other expense:
Interest expense, net	(8,000)	(55,000)

Total other expense	(8,000)	(55,000)

Income (loss) from continuing operations before provision for income taxes	(680,000)	1,171,000
Provision for (benefit from) income taxes	(167,000)	262,000

Income (loss) from continuing operations	(513,000)	909,000
Income (loss) from discontinued operations	26,000	(41,000)

Net income (loss)	$(487,000)	$868,000

Net income (loss) per share:
Basic	$(0.15)	$0.27
Diluted	$(0.15)	$0.26
Weighted average shares outstanding—basic	3,272,350	3,272,350
Weighted average shares outstanding—diluted	3,272,350	3,289,324

PRO-DEX, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Nine Months Ended March 31,
	2012	2011
Net sales	$13,601,000	$17,314,000
Cost of sales	9,043,000	10,092,000

Gross profit	4,558,000	7,222,000

Operating expenses:
Selling expenses	1,192,000	1,197,000
General and administrative expenses	2,375,000	2,205,000
Research and development costs	1,555,000	1,390,000

Total operating expenses	5,122,000	4,792,000

Income from operations	(564,000)	2,430,000

Other income (expense):
Interest expense, net	(28,000)	(135,000)

Total other income (expense)	(28,000)	(135,000)

Income (loss) from continuing operations before items below	(592,000)	2,295,000
Provision for (benefit from) income taxes	(165,000)	426,000

Income (loss) from continuing operations	(427,000)	$1,869,000
Income (loss) from discontinued operations	95,000	(258,000)

Net income (loss)	$(332,000)	$1,611,000

Net income (loss) per share:
Basic	$(0.10)	$0.49
Diluted	$(0.10)	$0.49
Weighted average shares outstanding—basic	3,272,350	3,262,474
Weighted average shares outstanding—diluted	3,272,350	3,270,549

PRO-DEX, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For The Nine Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(332,000)	$1,611,000
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	493,000	508,000
Allowance for doubtful accounts	7,000	(17,000)
Share-based compensation	73,000	28,000
Changes in:
Accounts receivable	817,000	(415,000)
Inventories	644,000	(188,000)
Prepaid expenses	(48,000)	(56,000)
Other assets	8,000	17,000
Accounts payable and accrued expenses	(555,000)	166,000
Income taxes payable	(486,000)	158,000

Net cash provided by (used in) operating activities	621,000	1,812,000

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(245,000)	(181,000)
Proceeds from sale of equipment	82,000	—

Net cash used in investing activities	(163,000)	(181,000)

Cash flows from financing activities:
Principal payments on term loan	(268,000)	(296,000)
Net proceeds from bank term loan refinancing	—	150,000
Principal payments on mortgage	—	(1,528,000)
Proceeds from exercise of stock options	—	27,000

Net cash used in financing activities	(268,000)	(1,647,000)

Net increase (decrease) in cash and cash equivalents	190,000	(16,000)
Cash and cash equivalents, beginning of period	4,689,000	3,794,000

Cash and cash equivalents, end of period	$4,879,000	$3,778,000

Supplemental Information
Cash payments for interest	$25,000	$151,000
Cash payments for income taxes	$54,000	$205,000

Appendix A-2

Transcript of

Pro-Dex (PDEX)

Fiscal 2012 Third Quarter Conference Call

May 4, 2012

Participants

Michael Berthelot, CEO

Hal Hurwitz, CFO

Presentation

Operator

Greetings and welcome to the Pro-Dex fiscal 2012 third quarter conference call. At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. Please note that the comments made on this call may include statements that are forward-looking within the meaning of securities law. These forward-looking statements may include, without limitation statements related to anticipated industry terms, the company’s plans, products, perspectives and strategies both preliminary and projected. Actual results or trends could differ materially. We undertake no obligation to revise or publicly revise the results of any revision to the forward-looking statements in light of new information or future events. For more information please refer to the risk factors discussed in the Company’s Form 10-K for the year ended June 30, 2011, our Forms 10-Q filed subsequent to that date and the Form 8-K we are filing with the SEC today along with the attached press release. Copies can be obtained from the SEC or by visiting our website at www.prodex.com. It is now my pleasure to introduce your host Mr. Michael Berthelot, CEO of Pro-Dex. Thank you, you may begin.

Michael Berthelot – Pro-Dex - CEO

Thank you Luis and thank you all for joining us to review the results for the quarter and nine months ended March 31, 2012. On today’s call Hal Hurwitz, our CFO will provide us with the synopsis of our operating results, after which I will share my comments. Then as Luis mentioned we will open up the call to you questions. Hal.

Hal Hurwitz – Pro-Dex - CFO

Thank you Mike. My discussion of our results for the fiscal quarter and nine months ended March 31st 2012 and 2011 will relate to our continuing operations meaning that the results of our former Astromec motor product line which was sold in February 2012 will be excluded. Sales for the quarter ended March 31, 2012 decreased 34% to $4.5 million from $6.9 million for the corresponding quarter in 2011. For the nine months ended March 31, 2012 sales decreased 21% to $13.6 million from $17.3 million for the nine months ended March 31 2011. As we have disclosed previously the decreases the sales were primarily the result of the continuation of a reduction in purchases of our medical device products by our largest customer.

Vcall

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1

Gross profit for the quarter ended March 31 2012 was $1.2 million or 27% compared to gross profit of $2.8 million of 41% for the year ago period. For the nine months ended March 31 2012 gross profit was $4.6 million or 34% compared to $7.2 million or 42% for the corresponding nine months period in 2011. These decreases resulted primarily from the year over year decreases in sales and a commensurate change in sales mix to products with lower gross margins. Also contributing to the 2012 gross margin decreases for the three months period were reductions in manufacturing efficiencies due to the lower sales volume. In addition, higher warranty expenses contributed to the decreased gross margin in 2012 nine month period due to higher estimated per unit repair costs for units that remain under warranty.

Operating expenses which include selling, general and administrative, and research and development expenses for the third fiscal quarter of 2012 increased 20% to $1,875,000 from $1,568,000 in the prior year’s quarter. For the nine months ended March 31 2012 operating expenses were $1.5 million and increase on the prior year’s nine month period of $330,000 or 7% from $4.8 million. These increases were primarily attributable to the payment of severance costs associated with the change in our chief executive officer as we announced last month.

The decreased sales, reduced gross margin and increased operating expenses resulted in a pre-tax loss from continuing operations of $680,000 for the quarter compared to pre-tax income from continuing operations of $1.2 million in the corresponding 2011 period. For the nine months ended March 31, 2012 pre-tax loss from continuing operations was $592,000 compared to pre-tax operating income of $2.3 million for the corresponding 2011 nine month period.

Net loss for the quarter ended March 31 2012 was $487,000 or $0.15 per diluted share compared to net income of $868,000 or $0.26 per diluted share in the corresponding 2011 quarter. For the nine months ended March 31 2012 net loss was $332,000 or $0.10 per diluted share compared to net income of $1.6 million or $0.49 per diluted share for the nine months ended March 31 2011. During the nine months ended March 31 2012 we generated $190,000 of cash compared to the use of $16,000 of cash in the corresponding 2011 period. Cash on hand at March 31 2012 was $4.9 million compared to $4.7 million at March 31 2011.

With that I will turn the call back over to Mike for his review and outlook comments.

Michael Berthelot – Pro-Dex - CEO

Thank you Hal. First let me say that I am honored and proud to have been asked to take on the challenge of moving Pro-Dex to the next stage of its development. I would like to thank my predecessor Mark Murphy for all he did for our company during his six years as CEO. He has given us a strong foundation upon which to build and we greatly appreciate it. It is never an easy thing to change top leadership but Mark and the board felt that such a change would be the best thing for the company and its shareholders and we are all working to make the transition as smooth as possible.

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Now I have only been in this position for two weeks so we are still in the early phase of developing our business plans for the future. In my observation so far I can see that Pro-Dex has a solid core from which to grow. We have a strong reputation for engineering medial quality rotary instruments. We have great products, we have a great group of associates, we have an experienced management team. We have a modern and well equipped facility, we have a strong balance sheet.

We also have some weaknesses which I believe can be overcome and in the process lead to growth and the creation of shareholder value. There are times when we are difficult to do business with. We can be too slow, we can be too internally focused, we can become obsessed with minor short-term costs to the detrimental of a profitable long-term future.

Last Friday we made the final new product shipment to our former number one customer. Our results for the quarter show the impact of this loss. Last quarter we sold off our motor business, which, while never achieving profitability accounted for approximately 20% of our fiscal 2011 revenue. As a result of these two events, revenue wise, we are now half the size we were in 2011.

As I said we are developing our business plans for fiscal 2013 now and expect to have it completed by the end of next month. Replacing the sales lost by the departure of our largest customer will not be easy. Offsetting the distorted cost structure which has resulted from the loss of volume through our factory cannot be done solely through cost reduction lest we cut costs and resources to the point that we cannot recover and thus are on a death spiral. We will have to buckle down, work hard to increase sales while controlling costs and accept that we will not get back to profitability until we can accomplish these two tasks in a balanced manner.

We have identified four key operational areas upon which we will focus in order to accomplish this balance and do so quickly.

First we will improve our sales process so that we have resources dedicated to the identification and capture of new business. We will review our quoting process with a focus on winning long-term business rather than making short-term profit at the expense of that long-term relationship. My background in the aerospace industry has taught me that once you are on an aircraft you are on it forever unless you srew up as it is just difficult and expensive to change out a small vendor on a big project. But you have to get on the airplane at the beginning because if you don’t you will never get a second shot at doing so. We have to get on the airplane during the design phase.

Second, we will focus on reducing our lead times so that we exceed customer expectations. We can better match our production with our customer’s needs and simultaneously better control the flow of work to our factory, improve our buying leverage, reduce our costs, accelerate our cash flow and delight our customers.

Third, we will focus on controlling our cost structure. Not only during this short-term period of transition caused by a reduced volume, but also for the long-term. We will look at alternative sources of supply, better purchasing patterns, stream-lined production flow and increased training and development of our associates. Any manufacturing operation working out of Southern California is at a cost disadvantage and we must constantly strive to remain competitive by providing our customers with superior value.

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Fourth, we will increase our focus on quality and innovation. There are a number of exciting opportunities to enhance and expand our product offerings by moving a step to the right or left without moving far from the center of our core products. New surgical areas are transitioning to power and present rich submarkets for us to enter. While the quality of our product leads the industry, we believe that there is room for improvement that would establish a new threshold for the industry and open even more opportunities for us.

Lastly, we know that we have a substantial amount of cash on our balance sheet and that cash belongs to our shareholders. Over the past two years we have been a careful husband of that cash and were ever mindful of the need to not take it for granted or be wasteful of it. As we prepare our plan for 2013 we will give consideration as to how that cash can best be used to benefit our shareholders while continuing to provide an adequate base for our company to grow.

I strongly believe that if we can do all of these things successfully and quickly we will create strong customer relationships, rewarding careers and lives for our associates and sustainable long term value for our shareholders. Each quarter, I will report to you on our progress on each of these initiatives. I appreciate your confidence and faith in our management team and our company. I look forward to speaking with you at the end of the fourth quarter. We will now open the lines for any questions you may have.

Operator

We will now be conducting a question and answer session. If you would like to ask a question you may press *1 on your telephone keypad. A confirmation tone will indicate your line is in question queue. You press *2 if you would like to remove your question from the queue. For participants who are using speaker equipment it may be necessary to pick up your handset before pressing the * keys. One moment while we poll for questions.

Our first question comes from the line of Benjamin Sexson with First Wilshire Securities Management. Please proceed with your question.

<Q> Hey good afternoon.

Michael Berthelot – Pro-Dex - CEO

Hi Ben.

<Q> I have two questions. The first is can you talk a little bit more about the segment results, how Beaverton did in the quarter and your outlook for that business?

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Hal Hurwitz – Pro-Dex - CFO

Ben as you know, we do not disclose specific numbers in connection with the product line, but you will see in our discussion when we file our 10Q that they did have a year-over-year decrease for the quarter.

<Q> Okay. May be you could talk more qualitatively about that business. Do you see it slowing down into Q4? What qualitatively, maybe you could talk a little bit more about it?

Hal Hurwitz – Pro-Dex - CFO

Yeah I think what can be best said about it Ben is that the customers for Beaverton’s products are sensitive to the economy and so their ordering patterns can differ with the continued uncertainty of the economy in that space. So for the last couple of quarters we have noticed some slow down in ordering patterns. Whether or not that continues into the future is yet to be seen.

<Q> Okay. Can you just help us clarify in the G&A expense, how much of that was one time, to help us make sure that we have it broken out properly?

Hal Hurwitz – Pro-Dex - CFO

We accrued almost $340,000 in connection with the change in CEO. That was accrued at the March 31 quarter.

<Q> Okay, thanks.

Operator

Again if you would like to ask a question you may press *1 on your telephone keypad, *1 if you would like to ask a question.

Our next question comes from Seth Barkett of Groveland Capital. Please proceed with your question.

<Q> Hey good afternoon guys, how are you doing?

Michael Berthelot – Pro-Dex - CEO

Hi Seth.

<Q> My first question I guess piggybacks off the last question. When was Mark let go? What was the exact date? I am just trying to better understand why the $339,000 was accrued in the last quarter versus this quarter?

Hal Hurwitz – Pro-Dex - CFO

Well Seth that relates to discussions that commenced prior to the end of the quarter and I probably can’t and shouldn’t get into more detail than that.

Hal Hurwitz – Pro-Dex - CFO

The official date of Mark’s resignation was April 20th but the decision had been made prior to the end of the quarter although no agreements had been entered into.

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<Q> Got it. What about the cash then? Does the March 31st balance sheet reflect the cash that was paid out or no?

Hal Hurwitz – ProDex - CFO

No it does not. The accrual was made but the payments were not made until April.

<Q> Got it, all right. I guess my second question, I am trying to better understand the transaction costs related to the Astromec sale. So on an $830,000 sale it looks like there was about $325,000 of transaction costs. Can you provide a little bit of insight into why was the brokerage fee so high? I mean $100,000 for an $800,000 sale?

Hal Hurwitz – Pro-Dex - CFO

Well that is something that had been negotiated a while back when we first engaged the broker to go out and shop for potential buyers. So it was done at a time when no one knew exactly what that business would fetch.

<Q> Okay. What about the employee related costs? Can you provide any color regarding the, I don’t know what it was, $250,000 or so, $200,000?

Hal Hurwitz – Pro-Dex - CFO

Our associates that were in effect let go as a result of the sale were compensated in terms of severance pay according to a company severance policy that we have based on seniority, the rate of pay, etc.

<Q> Okay so that was severance? All right that makes sense. My next question; depreciation expense for the latest quarter, is it safe to assume that that was inline with historical depreciation, about $170,000?

Hal Hurwitz – Pro-Dex - CFO

Yes there is nothing unusual about depreciation expenses for the quarter.

<Q> Okay. I am just trying to also better understand the backlog at the end of the quarter for the former largest customer.

Hal Hurwitz – Pro-Dex - CFO

Well as Mike mentioned we made our final shipments to that customer in April so the backlog coming into Q4 was not, I think it is fair to say not appreciable.

<Q> Okay. Yes I am just trying to get a feel for sales from that customer in that latest quarter. All right and then I assume the inventory drop is largely a function of the Astromec sale? There was a decent amount of inventory included in that transaction purchase price?

Hal Hurwitz – Pro-Dex - CFO

It is actually two-fold and by the way you will have a lot more color on the last several questions when we do file our Q because obviously we have good footnote disclosure in there. But the drop in inventory was in part related to the sale and was in part related to our recognition of the need to reduce inventories to obviously commensurate with the loss of that large customer.

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<Q> My last question is it safe to assume that the SG&A run rate excluding obviously the one time severance pay for March should, going forward it should like the last quarter or is it going to look different?

Hal Hurwitz – Pro-Dex - CFO

Well we have resisted as you well know to comment on what things look like going forward, but I think from our comments one thing you can see is that without the one time payment the G&A pretty much held the line year-over-year and our trend has been a good record of cost control. Certainly, looking forward given my comments cost control is going to be pretty high on the list of items to look out for.

<Q> Okay great. Then I guess this is a question for Mike and I know I said one last question and I guess throw one more at you. So Mike in terms of the first two items that you identified; the better sales process, doing a review of the quoting process, is that going to take more manpower or is that something that the existing team will be able to accomplish.

Michael Berthelot – Pro-Dex - CEO

Well let me tell you that to start with we do not have a sales force, so the only way we can increase sales is to at least have one sales person.

<Q> So you are still looking for a VP of sales, is that safe to assume?

Michael Berthelot – ProDex - CEO

That is correct. Now we do not anticipate building out a sales force in terms of any number of people, but we do have to have at least one person and right now we are only thinking about one person.

<Q> Okay that is fair, that helps understand. Do you have a timeframe for making a hire? I assume you are interviewing candidates?

Michael Berthelot – Pro-Dex - CEO

We are in active negotiations to try to bring a person on board.

<Q> Great. All right guys. Well thank you very much I appreciate your time and good luck in the coming quarter.

Hal Hurwitz – Pro-Dex - CFO

Thanks.

Michael Berthelot – Pro-Dex - CEO

Thank you.

Operator

There are no further questions at this time. I would like to hand the floor back over to Mr. Berthelot for closing comments.

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Michael Berthelot – ProDex - CEO

Well thank you all for joining us today for the call and thank you Luis for moderating it. We appreciate your time and support of the Company and look forward to speaking with you in September when we report our fiscal 2012 results.

Operator

This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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Appendix B-1

Contact: Michael J. Berthelot, Chief Executive Officer (949) 769-3200

For Immediate Release

PRO-DEX PROVIDES INSIGHT INTO

FISCAL 2013 OPERATING PLAN AND PRELIMINARY RESULTS FOR FISCAL 2012

IRVINE, Calif., August 6, 2012 /PRNewswire-FirstCall/ —PRO-DEX, INC. (Nasdaq: PDEX) reported today that it had completed its budget and operating plan for the fiscal year beginning July 1, 2012 and ending June 30, 2013. The Company also reported that it expected to release results for the fourth quarter and fiscal year ended June 30, 2012 on or about August 31, 2012.

Michael J. Berthelot, Chief Executive Officer of Pro-Dex, said, “In light of the significant challenges facing the Company with the cessation of shipments to our largest customer having occurred in the fourth quarter of fiscal 2012 and the need for us to take fairly significant actions to offset that loss of business, we wanted to report to our shareholders what we are doing to strengthen our Company. We have anticipated this event for several quarters and while some responses could not be taken until we completed the work for that customer, we have acted quickly and directly.”

Mr. Berthelot continued, “As we said at our teleconference in May, we are focused on four critical areas of change which will lead the way for what we believe will be a resurgence in our Company. Of primary importance, we have focused 100% of our efforts on expanding our leadership in the field of powered rotary-driven surgical instruments for the medical and dental markets. This represents a change in direction for the Company, which had previously pursued growth in the contract manufacturing industry. We believe that the higher margins and intellectual property present in the surgical and dental instrument space present far higher value to our shareholders than does the lower margin non-IP centric contract business. To that end, we have reinvigorated our sales and marketing team with the addition of Frank Noone as our Vice President of Sales and Marketing. We have begun a program to update our corporate messaging and marketing materials, and expand our product offerings. We have seen a significant increase in the amount of quoting activity presented to us and we have begun to win new programs in our targeted space, which we believe confirms Pro-Dex’s position as the experts in the field of powered rotary drive surgical instruments. While we have attacked our cost structure in manufacturing and G&A, we have not diverted a significant amount of resources away from our sales, marketing, engineering and quality departments, as therein lies the base for the future growth of our Company.”

The Company reported that it had reduced its workforce by 20% over the past year, with the first major reduction in force taking place in November 2011 and a second in June 2012. In addition, remaining associates, including corporate officers, saw their base compensation reduced 5% effective July 1st. The headcount reductions, which included manufacturing and G&A staff, are expected to reduce costs by $665,000 from fiscal 2012 to 2013. The salary reduction plan, which is expected to be temporary, is expected to save approximately $50,000 each quarter it is in effect.

The Company also reported that it had conducted a line item review of every item in its budget, including manufacturing costs, as well as SG&A expenses, with the intent of reducing such expenditures as much as possible. Fiscal 2013 manufacturing costs, including personnel costs, are expected to be reduced approximately 27% or $1.6 million from 2012’s level, which the Company believes is sufficient to meet its existing manufacturing commitments. In addition, the Company reported that it was undertaking several other manufacturing cost reduction measures, including a targeted 5% reduction in electricity usage, manufacturing cost analyses of major components, and re-evaluations of make/buy decisions. Accordingly, even though the Company anticipates a 40% reduction in throughput at its Irvine facility, the Company does not anticipate the need to adjust its standard manufacturing costs, due to the offsetting effect of these fiscal 2013 manufacturing cost reductions.

The Company reported that it expected to reduce its overall fiscal 2013 SG&A spending, including personnel costs, by 25%, or $1.7 million. The Company expects to achieve this level of savings as the result of the previously noted reduction in staffing levels, as well as from putting much of its professional service, insurance, IT, and HR management costs out for bid or price negotiation. In solidarity with the salary reductions of the workforce, the members of the Company’s Board of Directors reduced their retainer fees by 12% and elected to increase their individual workload by leaving one board position unfilled for the time being.

Mr. Berthelot commented, “One of the major changes in our approach to cost is reflected in our efforts to reduce lead times. In the past, we did not order component parts until we received a purchase order from a customer, even though that customer may have had a long-standing history of ordering the same product from us. This may have irritated our customers because of longer lead times for certain components and led to small batch processing for internally produced components and small lot purchasing of expensive outsourced parts, especially motors and cables, all of which increase our costs. We have recently begun to negotiate frame contracts with our larger customers which provide for 12-18 month purchasing commitments and which now permit us to “level-load” our shop over the long term and purchase outside parts in larger lots at lower prices. While we share these cost savings with our customers through volume discounts, we believe these longer term agreements not only strengthen our relationships with key customers by reducing our lead times but also serve as long-term cost reducers. This change in approach is reflected by our backlog of firm orders, which was $7.1 million after excluding orders from our then-largest customer at June 30, 2011, and which stands at $8.9 million as of July 31, 2012.”

Hal Hurwitz, the Company’s Chief Financial Officer, said, “While we do not ordinarily believe in providing guidance for future periods, we do believe that when a Company is undergoing the level of change that we are seeing, it is incumbent to share the Company’s plans and expectations with its shareholders. Accordingly, our fiscal 2013 operating plan is based on forecast revenues of $11.4 million and income from continuing operations before non-cash charges essentially at breakeven, which would generate a net loss of approximately $540,000. We expect our cash flow to be strong and our capital expenditures budget of $393,000 to be only slightly above fiscal 2012’s $345,000. Of course, many things can and will happen during the course of a year, some good and some not so good. It is our intent to maximize the former and avoid, to the extent possible, the latter. As a precaution, I refer you to the safe harbor statement relative to forward-looking statements which appears at the end of this release.”

Mr. Hurwitz continued, “We expect to release our final audited results for the fiscal year ended June 30, 2012 on or about August 31st. On a preliminary basis however, we expect the year to reflect approximately (i) revenues of $17.2 million, (ii) an operating loss from continuing operations before non-cash charges of $645,000, and (iii) a net loss of $850,000. It is important to note that fiscal 2012 included nearly $485,000 of severance costs associated with the replacement of our CEO and Vice President of Sales, and the two previously mentioned reductions in force.”

Mr. Berthelot said, “We finished fiscal 2012 with approximately $4.1 million of cash on hand and anticipate generating positive cash flow in fiscal 2013, which we currently believe will be in excess of our operational needs for the near future. We understand that this cash is our shareholders’ cash, and with that in mind we are evaluating plans to return some of that cash to our shareholders in the form of stock buy-backs, dividends, or a combination of both. We will evaluate these alternatives during our fiscal first and second quarters and, with an eye towards the uncertain tax situation in calendar 2013, hope to make every effort to implement a cash return strategy during the fourth calendar quarter, subject of course to our actual operating results meeting or exceeding our plan.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company’s fiscal 2013 operating plan today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company’s website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on August 20, 2012 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering account number 286 and conference I.D. number 398515. An online archive of the broadcast will be available on the Company’s website www.pro-dex.com for a period of 365 days.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

PRO-DEX, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA TO GAAP DATA

Loss From Continuing Operations

(in thousands)

(unaudited)

	Operating Plan for the Year Ending June 30, 2013	For The Year Ended June 30, 2012
Income (loss) from continuing operations before non-cash charges	$8	($643)
Non-cash charges
Depreciation	596	587
Stock-based compensation	161	108

Loss from continuing operations	($749)	($1,338)

Appendix B-2

Transcript of

Pro-Dex, Inc. (PDEX)

Update Conference Call

August 6, 2012

Participants

Michael J. Berthelot, Chief Executive Officer

Harold A. Hurwitz, Chief Financial Officer

Presentation

Operator

Greetings and welcome to the Pro-Dex Update Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded.

Please note that the comments made on this call may include statements that are forward looking within the meaning of securities laws. These forward-looking statements may include, without limitation, statements related to anticipated industry trends and the company’s plans, products, perspectives, and strategies both preliminary and projected. Actual results or trends could differ materially. We undertake no obligation to revise or publicly revise the results of any revision to the forward-looking statements in light of new information or future events. For more information, please refer to the risk factors discussed in the company’s Form 10-K for the year ended June 30, 2011 or our Form 10-Qs filed subsequent to that date and the Form 8-K re-filed with the SEC today along with the attached press release. Copies can be obtained from the SEC or by visiting our website at www.pro-dex.com.

It is now my pleasure to introduce you host, Mr. Michael Berthelot, CEO of Pro-Dex. Thank you, you may begin.

Michael J. Berthelot – Pro-Dex, Inc. – Chief Executive Officer

Thank you, Jen, and thank all of you for joining us to review the preliminary results for the fiscal year that ended on June 30th and our outlook for the fiscal year that began on July 1st.

On today’s call, Hal Hurwitz, our CFO, will provide us with the summary of our anticipated fiscal 2012 operating results after which I will share our targets for fiscal 2013 and discuss some of the changes we have made in the past few months. Then, as Jen mentioned, we will open up the call to your questions.

Hal?

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Harold A. Hurwitz – Pro-Dex, Inc. – Chief Financial Officer

Thank you, Mike.

My discussion of our preliminary anticipated results for the fiscal year ended June 30, 2012 will relate to our continuing operations, meaning that the results of our former Astromec motor product line, which was sold in February 2012, will be excluded. Although audit field work is well underway and we are in the process of preparing for our formal reporting, which we expect to release on or about August 31st, we note that the actual reported results may differ from these preliminary estimates and we refer you to the forward-looking advisory noted at the beginning of this call and reflected on today’s release.

We expect sales for the fiscal year ended June 30th to be $17.2 million and to report an operating loss from continuing operations before non-cash charges of $645,000. Our net loss is anticipated to be $850,000. Non-cash charges in fiscal 2012 included $596,000 of depreciation and $108,000 of stock based compensation expense. We also note that fiscal 2012 included $485,000 of severance and related costs associated with the replacement of our former CEO and Vice President of Sales. As we have disclosed previously, the decrease in sales from fiscal 2011’s level of $27.1 million was primarily the result of the cessation in purchases of our medical device products by our largest customer to whom we shipped our final product in April of 2012.

Cash flow for the fiscal year ended June 30, 2012 is anticipated to be a negative $577,000 which reflects positive cash flows from operations despite the large severance payments made during the year, reduction in debt of $357,000, and capital expenditures of $323,000. At June 30, 2012, we had $4.1 million cash on hand.

With that, I will turn the call back over to Mike for his review and outlook comments.

Michael J. Berthelot – Pro-Dex, Inc. – Chief Executive Officer

Thank you, Hal. Let me first say thank you to each and every associate of Pro-Dex for their efforts during the past three months as we have effected significant change at the company. Without their hard work, we would accomplish nothing and we thank them for it.

In May, when we reported our third quarter results, we laid out a four-step plan for the recovery of the company from the loss of its former largest customer. We are making great progress on that plan and the purpose of today’s release and this call is to share with you some of the details of that plan and our objectives for the fiscal year. It is not an easy recovery when you lose 40% of the volume through your main facility, but we believe our plan will lead us there. That plan includes a focus on sales and the capture of new business, a reduction in lead time, a reduction in our cost structure, and an increasing focus on quality and innovation. Our fiscal 2013 operating plan is built upon these four pillars.

There is no escaping the impact of the loss of our former largest customer. As a result of that loss, our operating plan is built upon a sales target of $11.4 million. We believe this is a firm base for planning and based upon orders received in July, we

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hope this year will provide some up side to that target. Our new Vice President of Sales and Marketing is settling into his position and our quoting and lead activity is gaining strength. We are working on our messaging and marketing materials. With more than 35,000 medical and dental hand pieces in the market, there are few who have our experience and expertise in the field of powered surgical and dental instruments.

We are also making progress in our efforts to reduce lead time. We have attacked this effort from two perspectives. First, we have increased the visibility of our order flow from our customers by entering into frame contracts with our major customers. These frame contracts amount to take or pay agreements covering specified quantities over specified time periods ranging from 12 to 18 months. By having visibility to orders this far in advance, we gain the comfort to be able to place purchase orders with our long lead time vendors so that the necessary parts will arrive to match up to the anticipated delivery dates. These frame contracts also allow us to reduce our operating costs through volume purchase discounts on components and higher lot in-house manufacturing and assembly. We shared these gains with our customers not only through shorter lead time and higher on-time delivery rates but also through volume purchasing discounts. Our goal for fiscal 2013 is to reduce our lead time from as high as 24 weeks on historical products to 8 weeks and to achieve an on-time delivery rate of at least 98%. The impact of this level loading program is reflected by the large volume of orders booked in July 2012, more than $4.5 million, which increased our July 31st backlog to $8.9 million compared to $7.1 million at June 30, 2011, which excludes the orders from our former largest customer in that earlier period for a more meaningful comparison.

With the loss of 40% of the volume in our Irvine facility, it is clearly necessary to reduce our cost structure in manufacturing operations as well as in SG&A. Based on the cuts we have made to date, we have been able to lower the manufacturing direct and overhead cost structure such that we are not required to change our historical standard cost. The largest cost reduction has been in our personnel cost where we have reduced the number of associates by 20% since November and instituted a 5% across the board compensation reduction for every associate. We have also instituted a policy minimizing overtime, reducing electricity usage, increasing make/buy activity, and evaluating our internal manufacturing processes. Total manufacturing costs are budgeted to be 27% or $1.6 million lower in fiscal 2013 than fiscal 2012. We have also budgeted and implemented a 25% reduction in our SG&A cost which includes personnel cost reductions as well as significant reductions in our outsourced professional services and public company costs. Our Board of Directors has taken a 12% reduction in their annual retainers and has temporarily kept one seat on the board vacant in an effort to reduce cost. During the development of our 2013 operating plan, we reviewed every line item of every department in search of cost savings. That said, we were mindful of the fact that without sales, marketing, and engineering investment, we would not be able to attract and win new business opportunities. As a result, we implemented few reductions in these areas and expect that as new opportunities are captured, engineering will be the area where we see our first increase in associates.

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Our fourth pillar of recovery is an increase in focus on quality and innovation. Our engineers are hard at work developing new products and improving the quality and usefulness of existing products. Because we believe that almost no one builds as many hand pieces as we do, our ability to spread the cost of research in sealing, motor, and battery technology across the broad spectrum of products is a competitive advantage for us.

Our 2013 operating plans include dedicated projects on each of this issue. We are also taking a hard look at reinvigorating our dental business through the introduction of a broader product line with industry leading features.

Hal?

Harold A. Hurwitz – Pro-Dex, Inc. – Chief Financial Officer

When we roll all these together, we have the fiscal 2013 operating plans targeted for income from operations before non-cash charges of essentially breakeven and a net loss of approximately $540,000. Targeted non-cash charges in fiscal 2013 is $757,000 and include depreciation and amortization estimated at $596,000 and stock based compensation estimated at $161,000. We expect a strong operating cash flow with little change in CapEx and debt spending in 2013 from 2012 levels with a 2013 target of $393,000 for CapEx and $357,000 for debt reduction.

Michael J. Berthelot – Pro-Dex, Inc. – Chief Executive Officer

Thanks, Hal.

I would like to address the issue of the cash we have on hand, which is greater than that necessitated by our operating plans. In addition to the strong operating cash flow we expect in fiscal 2013, we also have a parcel of real estate in Nevada that is listed for sale and may be sold at some point in the future. Our outstanding debt is scheduled to be nearly retired by the end of fiscal 2014. Based on our current targets for fiscal 2013, we believe that some of the $4 million we hold in cash should be returned to our shareholders in the form of a special dividend, a stock buyback, or a combination of both. During the first and second fiscal quarters, we will give this issue serious consideration and with the uncertainty of the tax policy in calendar in 2013 lying before us, we expect to make a decision as to how to proceed during the fourth calendar quarter.

As we move forward in fiscal 2013, we shall report to you each quarter on our progress on each of our initiatives. We appreciate your confidence and faith in our management team and our company. We look forward to speaking with you again when we formally report our fiscal fourth quarter and full year 2012 financial results at the end of this month.

We will now open the lines for any questions you may have.

Vcall

601 Moorefield Park Dr. Richmond, VA 23236

Phone: 888-301-5399

Fax: 804-327-7554

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4

Operator

Thank you. Ladies and gentlemen, if you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys. One moment please while we pool for questions.

Our first question comes from the line of Seth Barkett with Groveland Capital. Please proceed with your questions.

Seth Barkett – Groveland Capital

Good afternoon, guys. How are you doing?

Michael J. Berthelot – Pro-Dex, Inc. – Chief Executive Officer

Hi, Seth.

Harold A. Hurwitz – Pro-Dex, Inc. – Chief Financial Officer

Hi, Seth.

Seth Barkett – Groveland Capital

My first question pertains to CapEx spend for this upcoming year, can you provide any color regarding maybe some projects that you’re working on or what that capital be used for?

Michael J. Berthelot – Pro-Dex, Inc. – Chief Executive Officer

It’s primarily for test and evaluation and prototype equipment. We are not buying any manufacturing process equipment, Seth.

Seth Barkett – Groveland Capital

Okay. All right. Secondly, how will the new inventory purchasing strategy affect your inventory turns? I assumed those turns would be fewer with the larger inventory level. Is that kind of the tradeoff between maybe a better income statement — you’re tying up a little bit more cash and inventory?

Michael J. Berthelot – Pro-Dex, Inc. – Chief Executive Officer

Well, the inventory number will go up but it isn’t going to go up dramatically because what we have done is we have layered out the delivery date for the components to more or less match the shipping dates that will have to go to our customers. So a customer gives us a PO for 18 months, we have then gone to our vendors and said, okay, here’s when we want the component to be delivered so that we can manufacture and meet those targeted shipping dates and maybe we have a 30-day supply there so that if we run into a shipping problem or a strike or bad weather, we’re not going to miss a customer shipping date. So we don’t expect it to be a really big number or to have a material impact on the balance sheet, Seth.

Seth Barkett – Groveland Capital

Okay, great. Perfect. Well, thank you. I appreciate it.

Vcall

601 Moorefield Park Dr. Richmond, VA 23236

Phone: 888-301-5399

Fax: 804-327-7554

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5

Michael J. Berthelot – Pro-Dex, Inc. – Chief Executive Officer

Thank you.

Operator

Thank you. Our next question comes from the line of Ronnie Simpson, a private investor. Please proceed with your questions.

Ronnie Simpson – Private Investor

Yes, I have a question. I’m just wondering when the new healthcare law is implemented how that’s going to affect your sales either in a positive or negative manner?

Michael J. Berthelot – Pro-Dex, Inc. – Chief Executive Officer

We don’t think it will affect our sales. We are covered by the medical device tax so that will have an impact on us. A lot of what we sell is exported. So those sales aren’t subject to the med device tax. We don’t sell directly to hospitals or doctors. We only sell to OEMs – the very big OEM manufacturers. So we’re not looking for a major impact one way or the other from healthcare bill.

Ronnie Simpson – Private Investor

Okay, very good. Thank you.

Operator

Thank you. Once again, ladies and gentlemen, if you would like to ask a question, please press *1 on your telephone keypad. Another reminder, if you are using speaker equipment, it may be necessary to pick up your handset before pressing the * keys.

Gentlemen, it appears that there are no further questions.

Michael J. Berthelot – Pro-Dex, Inc. – Chief Executive Officer

Okay. Thank you. Thank you, Jen. As we conclude, I guess what I’m meaning to say that it’s not our normal method of operating to give any kind of guidance but given the amount of change that has taken place at the company and the concern about what you do when you lose such a large customer, we felt it was a very important to share not only with our shareholders in the investment community but also our employees so that they know exactly where we’re going. We will be holding a very similar conversation tomorrow with our entire workforce so that they, too, know where we’re going and have an idea of what the future holds for them.

So with that, we thank you all for joining us today. Thank you, Jen, for moderating it. We appreciate your time and support of the company and look forward to speaking with you at the end of August when we report our final fiscal 2012 results.

Thank you.

Operator

Thank you. Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

Vcall

601 Moorefield Park Dr. Richmond, VA 23236

Phone: 888-301-5399

Fax: 804-327-7554

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6

Appendix C-1

Contact: Michael J. Berthelot, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2013 FIRST QUARTER RESULTS

IRVINE, CA, October 25, 2012—PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal first quarter ended September 30, 2012.

Pro-Dex, Inc. (the “Company”) reported a loss from continuing operations of $59,000, or $0.02 per diluted share, for the quarter ended September 30, 2012 compared to income from continuing operations of $346,000, or $0.11 per diluted share, in the corresponding quarter in 2011. The net loss for the quarter was $17,000, or $0.01 per diluted share, compared to net income of $446,000, or $0.14 per diluted share, in the year-ago period. Sales for the quarter ended September 30, 2012 decreased 31% to $3.5 million from $5.0 million for the corresponding quarter in 2011. As the Company has disclosed previously, the decrease in sales and the resulting net loss was primarily the result of a reduction in purchases of the Company’s powered surgical products by its former largest customer. Excluding sales to the former customer from the comparison of 2012 to 2011, the Company’s surgical product sales increased $548,000 in 2012. In addition, motion control system sales increased $138,000 in the 2012 quarter, when compared to the corresponding period in 2011. The results from continuing operations for the 2012 and 2011 periods exclude the results of the Company’s former Astromec product line, which was sold in February 2012 as previously announced.

Gross profit for the quarter ended September 30, 2012 was $1.2 million, or 36%, compared to gross profit of $2.1 million, or 42%, for the year-ago period. This decrease resulted primarily from the year-over-year decrease in sales and the related effects on manufacturing at lower sales volumes.

Operating expenses, which include selling, general and administrative, and research and development expenses, for the quarter ended September 30, 2012 decreased 26% to $1.3 million from $1.8 million in the prior year’s corresponding quarter. The decrease reflects the broad-based effect of the Company’s cost-reduction efforts, evidenced by reductions of $100,000, or 27%, in selling expenses; $208,000, or 25%, in general and administrative expenses; and $155,000, or 28%, in research and development expenses. All of these departmental reductions reflected, among other items, a focus on the elimination of non-critical activities, and the previously announced reductions in force and Company-wide 5% decrease in base compensation.

The Company also announced that, on September 24, 2012, it repaid in full the $685,000 outstanding balance of its term loan with Union Bank pursuant to the Company’s previously announced termination of its credit facility agreement with the bank.

Michael J. Berthelot, the Company’s President and Chief Executive Officer, commented, “We believe that the results of the first quarter of fiscal 2013, which is also the first full quarter under our new leadership, is the beginning of the beginning for our refocused company. Several key programs came together quickly and have had immediate impact upon our business. First, our focus on sales and improving our relationships with existing customers through reduced lead times and frame contracts resulted in us recognizing increases in revenues from our powered instrument product line of 25%, and 26% in total sales, when the $2.4 million of sales to our former largest customer in last year’s first quarter are removed. Even further strengthening our backlog, the implementation of frame contracts resulted in us achieving a book-to-bill ratio of 1.14 for the first quarter. Our gross margin for fiscal 2013’s first quarter, at 36%, is the highest it has been since last year’s first quarter and represents significant strengthening in our manufacturing cost structure and efficiency, especially when compared to the preceding quarter’s gross margin of 23%. The implementation of strict cost reduction policies in every department resulted in the previously mentioned 26% reduction in selling, general and administrative costs for the quarter when compared to last year’s quarter and 17% when compared to the preceding quarter.”

Mr. Berthelot continued, “All of these factors combined to result in our achieving first quarter EBITDA of $141,000, of which almost $100,000 was generated by continuing operations and the remainder was attributable to royalty payments from the buyer of our Astromec division. This quarter was the first time in the last four quarters that we were able to achieve a positive EBITDA, even though our sales in the first quarter were lower than those of any of the three previous quarters. While one quarter makes neither a trend nor a year, we believe it shows that we are on the right path, and gives us the confidence to continue to pursue and execute our strategy.”

“Operationally, we have made good progress on the four pillars on which we are building our recovery, Mr. Berthelot continued. “Our sales efforts have increased, we have begun three new customer/new product development projects, and we have several proposals out to medical device OEM’s who could become significant customers if we are successful. Lined up behind those proposals we have a strong pipeline of projects in varying states of discussion. Our sales and marketing team, with the support of our engineering and operations staffs, have done a superb job in moving from a standing start to a run. Our lead times have been reduced significantly – to 6 weeks for our highest volume products from 16-18 weeks – and we believe we can continue to improve them. As reflected in our stronger gross margin and lower SG&A expenses, our cost structure has come down not only as a result of reduced spending, but also as the result of increased participation by all of our associates in our efforts to operate more effectively and efficiently. Lower power consumption, better scheduling, and identification of improved ways to do things all combine to benefit our customers, our associates, and our shareholders. A stepped up program of internal testing, the design and implementation of automated test equipment, and the allocation of increased resources to engineering have improved the quality of our products and the confidence of our customers.”

“During the first quarter we retired all of our outstanding debt, with the result that we now have a strong balance sheet with no debt and no intangible assets”, said Mr. Berthelot. “We will continue to pursue the sale of our former Astromec facility in Nevada and will increase our focus on working capital and cash flow generation as we consider the best means to deploy our cash balances to benefit all of our shareholders.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company’s fiscal 2013 first quarter financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company’s website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on November 8, 2012 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 402315. An online archive of the broadcast will be available on the Company’s website www.pro-dex.com for a period of 365 days.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30, 2012	June 30, 2012
ASSETS
Current assets:
Cash	$3,125,000	$4,112,000
Accounts receivable, net of allowance for doubtful accounts of $10,000 at September 30, 2012 and $16,000 at June 30, 2012	1,839,000	1,581,000
Other current receivables	83,000	123,000
Inventories	3,482,000	2,791,000
Prepaid expenses	152,000	172,000
Income taxes receivable	567,000	609,000
Deferred income taxes	109,000	109,000

Total current assets	9,357,000	9,497,000
Property, plant, equipment and leasehold improvements, net	2,429,000	2,539,000
Real estate held for sale	733,000	733,000
Other assets	53,000	53,000

Total assets	$12,572,000	$12,822,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,107,000	$633,000
Accrued expenses	1,464,000	1,425,000
Income taxes payable	47,000	47,000
Bank term loan	—	774,000

Total current liabilities	2,618,000	2,879,000

Non-current liabilities:
Deferred income taxes	109,000	109,000
Deferred rent	282,000	284,000

Total non-current liabilities	391,000	393,000

Total liabilities	3,009,000	3,272,000

Commitments and contingencies
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,307,350 and 3,272,350 shares issued and outstanding at September 30, 2012 and June 30, 2012, respectively	16,876,000	16,846,000
Accumulated deficit	(7,313,000)	(7,296,000)

Total shareholders’ equity	9,563,000	9,550,000

Total liabilities and shareholders’ equity	$12,572,000	$12,822,000

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For The Three Months Ended September 30,
	2012	2011
Net sales	$3,461,000	$5,045,000
Cost of sales	2,225,000	2,937,000

Gross profit	1,236,000	2,108,000

Operating expenses:
Selling expenses	274,000	374,000
General and administrative expenses	608,000	816,000
Research and development costs	406,000	561,000

Total operating expenses	1,288,000	1,751,000

Income (loss) from continuing operations before items below	(52,000)	357,000

Other expense:
Interest expense	(6,000)	(10,000)

Total other expense	(6,000)	(10,000)

Income (loss) from continuing operations before provision for income taxes	(58,000)	347,000
Provision for income taxes	1,000	1,000

Income (loss) from continuing operations	(59,000)	346,000
Income from discontinued operations, net of provision for income taxes of $0 in 2012 and 2011	42,000	100,000

Net income (loss)	$(17,000)	$446,000

Per share data:
Income (loss) from continuing operations
Basic	$(0.02)	$0.11
Diluted	$(0.02)	$0.11
Income from discontinued operations
Basic	$0.01	$0.03
Diluted	$0.01	$0.03
Net income (loss)
Basic	$(0.01)	$0.14
Diluted	$(0.01)	$0.14
Weighted average shares outstanding—basic	3,279,578	3,272,350
Weighted average shares outstanding—diluted	3,279,578	3,280,045

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For The Three Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(17,000)	$446,000
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	151,000	169,000
Allowance for doubtful accounts	(6,000)	1,000
Share-based compensation	30,000	12,000
Changes in:
Accounts receivable and other current receivables	(212,000)	785,000
Inventories	(691,000)	(338,000)
Prepaid expenses	20,000	(119,000)
Other assets	—	8,000
Accounts payable and accrued expenses	511,000	(616,000)
Income taxes receivable and payable	42,000	1,000

Net cash provided by (used in) operating activities	(172,000)	349,000

Cash flows from investing activities:
Purchases of equipment	(41,000)	(42,000)

Net cash used in investing activities	(41,000)	(42,000)

Cash flows from financing activities:
Principal payments on term loan	(774,000)	(89,000)

Net cash used in financing activities	(774,000)	(89,000)

Net increase (decrease) in cash	(987,000)	218,000
Cash, beginning of period	4,112,000	4,689,000

Cash, end of period	$3,125,000	$4,907,000

Supplemental Information
Cash payments for interest	$9,000	$11,000
Cash payments for income taxes	$—	$—

PRO-DEX, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA TO GAAP DATA

Loss From Continuing Operations Before Provision For Income Taxes

(in thousands)

(unaudited)

For The Three Months Ended September 30, 2012
Earnings before interest, taxes, depreciation and amortization (“EBITDA”)	$141
Interest expense	(6)
Depreciation and amortization	(151)
Income from discontinued operations	(42)

Loss from continuing operations before provision for income taxes	($58)

Appendix C-2

Transcript of

Pro-Dex

Fiscal 2013 First Quarter Conference Call

October 25, 2012

Participants

Michael Berthelot, Chief Executive Officer & President

Hal Hurwitz, Chief Financial Officer

Presentation

Operator

Greetings and welcome to the Pro-Dex fiscal 2013 first quarter conference call. At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. Please note that the comments made on this call may include statements that are forward-looking within the meaning of securities law. These forward-looking statements may include, without limitation statements related to anticipated industry trends and the company’s plans, products, perspectives and strategies both preliminary and projected. Actual results or trends could differ materially. We undertake no obligation to revise or publicly revise the results of any revision to the forward-looking statements in light of new information or further events. For more information please refer to the risk factors discussed in the company’s Form 10-K for the year ended June 30th, 2012, our Form 10-Q that we expect to file within the next two weeks and the Form 8-K we are filing with the SEC today along with the attached press release issued today all of which can be obtained from the SEC or by visiting our website at www.pro-dex.com

I would now like to turn the conference over to Michael Berthelot. Please go ahead sir.

Michael Berthelot – Pro-Dex – CEO & President

Thank you Stacey and thank you all for joining us to review the results for the first quarter of fiscal year 2013. On today’s call Hal Hurwitz, our CFO will provide us with the synopsis of our operating results, after which I will share my comments. Then as Stacey mentioned we will open up the call to your questions.

Hal Hurwitz – Pro-Dex - CFO

Thank you Mike. My discussion of or results for the fiscal 2013 first quarter will relate to our continuing operations meaning that the results of our former Astromec motor product line which was sold in February 2012 will be excluded.

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Sales for the quarter ended September 30, 2012 decreased 31% to $3.5 million from $5 million for the corresponding quarter in 2011. As we have disclosed previously the decreases in sales were primarily the result of the continuation of a reduction in purchases of our medical device products by our former largest customer. Excluding sales to the former customer from the comparison of 2012 to 2011 the company’s surgical product sales increased $548,000 from 2012. In addition motion control system sales increased $138,000 in the 2012 quarter when compared to the corresponding period in 2011.

Gross profit for the quarter ended September 30, 2012 was $1.2 million or 36% of sales compared to gross profit of $2.1 million or 42% of sales for the year ago period. This decrease resulted primarily from the year over year decrease in sales and the related effects on manufacturing at lower sales volumes.

Operating expenses which include selling, general and administrative, and research and development expenses for the quarter ended September 30, 2012 decreased 26% to $1.3 million from $1.8 million in the prior year’s corresponding quarter. The decrease reflects the broad based effect of the company’s cost reduction efforts evidenced by reductions of $100,000 or 27% in selling expenses, $208,000 or 25% in general and administrative expenses and $155,000 or 28% in research and development expenses. All of these departmental reductions reflected among other items a focus on the elimination of non-critical activities and the previously announced reductions in force and company wide 5% decrease in base compensation.

Pre-tax loss from continuing operations was $58,000 for the quarter compared to pre-tax income from continuing operations of $347,000 in the corresponding 2011 period.

Net loss for the quarter ended September 30, 2012 was $17,000 or $0.01 per diluted share compared to net income of $446,000 or $0.14 per diluted share in the corresponding 2011 quarter.

During the quarter ended September 30, 2012 we used $72,000 of cash in operating activities and repaid the entire outstanding balance on the term loan from Union Bank amounting to $685,000. Cash on hand at September 30, 2012 was $3.1 million compared to $4.1 million at June 30, 2011.

With that, I will turn the call back over to Mike for his review and outlook comments.

Michael Berthelot – ProDex – CEO & President

Thank you Hal. As we said in this afternoon’s release we believe that the first quarter of fiscal 2013 marks the beginning of the beginning of Pro-Dex’s resurgence as the focused developer and manufacturer of powered surgical instruments. We had a strong quarter reporting as Hal mentioned moments ago a very small net loss, a smaller than anticipated loss from continuing operations and EBITDA of $141,000 of which $100,000 was from continuing operations. We were able to achieve these results not only as the result of our attention to reducing costs especially SG&A costs which were cut by 26% from last year’s first quarter and 17% from the preceding quarter but also by improving the efficiency of our manufacturing operations and evidenced by the increase in our gross margin to 36%, the highest in four consecutive quarters even while quarterly sales were the lowest over the same period. We will continue our efforts to insert discipline in our cost structure and we will limit our SG&A investments to those areas where we believe the value added of such expenditures will be released quickly and directly.

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Our increased sales efforts have shown immediate positive results in the 25% increase in powered surgical instrument sales excluding the sales last year to our former largest customer and a 32% increase in motion controlled product sales which blend together to yield 26% aggregate sales growth when compared to last year’s first quarter without the sales to our former largest customer. Our focused efforts to establish ourselves as the go to company for power surgical instruments is showing benefit in both the long and near term. While our book to bill ratio for the first quarter was 1.14, our bookings for the first three weeks of October amounted to over $3.5 million for total bookings for the first four months almost of this fiscal year of $7.5 million. While not all of those bookings will be shipped in fiscal 2013 we believe that this level of bookings so early in the fiscal year shows the validity of our strategy and its promise for the future. The goal of course is to reach break even and then to maximize our profitability. Based upon our currently budgeted cost structure we estimate our pre-tax break even point at somewhere between $13 and $14 million in revenues depending upon the aggregate gross margin we realize. We also estimate of break even EBITDA level at $12 million.

In addition to this strong level of bookings we have a solid pipeline of projects that present opportunities for the future. We have several proposals out to major medical device OEM and more than a dozen product development modification projects in process. As you may have noticed we have updated our logo and changed our tag line to Powered Surgical Solutions as we continue to focus on a project centric strategy. We have also commissioned an engineering and market study project with the objective of filling out dental product line and reintroducing a complete line of dental hand pieces, a product line that we have allowed to stagnate and decline over many years but in which we were once considered the leader.

On the manufacturing cost front, we continue to seek ways to reduce costs and become more efficient. We now closely track our electricity usage down 4% in terms of kilowatt hours and 12% in overall costs from a year ago. We have tighter controls on overtime while up $5,000 when compared to last year’s first quarter when we had 15 more people in manufacturing and thus needed fewer marginal resources, first quarter overtime was down 71% from the preceding quarter. Our associates have identified a number of cost saving efficiency enhancing modifications as to how we do things. One example is the recent change in the coolant we use on our production machines. In the past we used oil as the coolant lubricant. Upon the suggestion of one of our associates we have changed to a synthetic coolant which costs the same but has allowed our machines to run for a longer period of time at lower heat levels effectively reducing the time required to produce some critical components by up to 32% reducing lead times, costs and our carbon footprint. Our engineering and operation staff are working together on a number of these designs for manufacturing products.

Similarly, our engineering and QA staff are working to improve the quality of our, accelerate the test and validation process and better refine our products so that they meet they needs of our ultimate customers, the surgeons in the OR. We have begun

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3

a broad program of attending labs and observing procedures in the OR to see how our products can be improved. We have a number of modification projects underway which will allow our basic surgical hand piece products to be used in a number of specialty procedures. Increasing its value to our customers and broadening our product line without stretching our investment resources. Bringing a new device or even a modification of an existing device to market is a time consuming effort, not only because of regulatory requirements but because the physical testing and validation of efficacy of such a product requires hundreds of hours of actual physical operation for autoclave testing. Our engineering, QA and motion control department are working together to develop automated test equipment that will be in operation 24/7 and which we would expect could shorten the product development cycle significantly. The faster we can get new or modified product through the validation process and accepted by our customer the sooner we will be able to commence volume manufacturing of the device, our ultimately objective. Because of the increasing demand for these front end engineering services we are actually in the process of increasing our engineering resources by adding the first new engineer to our staff in a year. Our associates, management team and our board are fully involved in our transformation. We are excited about what the future holds for our company as we continue to pursue the creation of cutting edge solutions for our customers and opportunities for our associates which together will build long-term sustainable value for our shareholders.

We thank you for your confidence and support and pledge to you our absolute commitment to making our company the best it can be.

I will now turn the call back to Stacey for questions.

Operator

Thank you. We will now be conducting a question and answer session. If you would like to ask a question you may press *1 on your telephone keypad. A confirmation tone will indicate your line is in question queue. You press *2 if you would like to remove your question from the queue. For participants who are using speaker equipment it may be necessary to pick up your handset before pressing the * keys. One moment please while we poll for questions.

Once again if you would like to ask a question please press *1 to on your telephone keypad. Our first question comes from Mark Murphy, private investor. Please go ahead sir.

<Q>: Hi Mike and Hal, how are you guys?

Michael Berthelot – ProDex – CEO & President

Good Mark, how are you today?

<Q>: Great. Congratulations to both of you and to Joe and Rick and Tricia and Frank for an incredible job. Two quick questions, one is the press release refers to renewed customer products development projects that have begun, can you put any color without names or anything or products on size or length of time or when those might start seeing the revenue line?

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Michael Berthelot – ProDex – CEO & President

Well as you know I can’t put names on them.

<Q>: Yeah, I know that.

Michael Berthelot – ProDex – CEO & President

Certainly Mark but…

<Q>: Any color that you can put on those three new projects just in terms of size or timing.

Michael Berthelot – ProDex – CEO & President

If I try to put it in terms of size it’s going to get a little too into forward-looking estimates or revenue but let me say this. What those projects are is they are derivation of our basic driver.

<Q>: Okay.

Michael Berthelot – ProDex – CEO & President

And so what we’re doing is we are looking at expanding it into multiple applications let’s say maxi-craniofacial, spinal, general orthopedic and so we have actual projects in place that are doing defined modification for each of those procedures for specific customers.

<Q>: Gotcha. Okay, thank you very much. I appreciate it and congratulations again.

Michael Berthelot – ProDex – CEO & President

Thank you.

Operator

Thank you. Our next question from [INAUDIBLE] with Red Oak Partners. Please go ahead.

<Q>: Hi guys, nice quarter. I was just curious what the backlog was at the end of the quarter?

Michael Berthelot – ProDex – CEO & President

Let’s see, the backlog at the end of the quarter. It was up 1.14.

<Q>: Was it 53 at the end of the year?

Michael Berthelot – ProDex – CEO & President

Okay, you’ve got me flat footed here.

Hal Hurwitz – ProDex - CFO

I can get that.

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Michael Berthelot – ProDex – CEO & President

We’ll have to get that for you. It would have been up a bit from the end of the year.

<Q>: Okay. Was there any revenue contribution in the current quarter from the previous larger customer or was that a zero?

Michael Berthelot – ProDex – CEO & President

There were no new product sales to the customer, however, repairs continue to be a revenue source.

<Q>: So I think it was about a half million in the last quarter and that may continue ongoing to slow decline.

Michael Berthelot – ProDex – CEO & President

Well it wasn’t a half million in the last quarter.

<Q>: No.

Michael Berthelot – ProDex – CEO & President

I think it was in excess of 300,000 for the year if I recall.

<Q>: Oh okay, so a relatively small number?

Michael Berthelot – ProDex – CEO & President

Relatively small number is a fair description.

<Q>: And then last question, was there any update on the return of capital, is that still part of the plan between now and the end of the year to come to a decision?

Michael Berthelot – ProDex – CEO & President

We are looking at that and we are eagerly anticipating what happens 12 days from today because that will seriously impact the timing of anything we might do, if we are going to make any kind of application for shareholder cash to shareholder we want to make shareholders get to keep the better part of that cash.

<Q>: That makes sense, thank you very much guys.

Operator

Once again, if you could like to ask a question please press *1 on your telephone keypad.

Gentleman, there are no further questions at this time.

Michael Berthelot – ProDex – CEO & President

Okay, great. Thank you Stacey. So with that I would like to thank everybody for joining us today. Stacey thank you for moderating, we appreciate everyone’s interest and your time and support of the company and look forward to speaking with you in January when we report our second quarter financial results. Thank you.

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Operator:

This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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Phone: 888-301-5399 Fax: 804-327-7554

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